EXHIBIT 99.1

Tanger Acquires Controlling Interest in Tanger Outlets
Located on Long Island in Deer Park, New York

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), announced today that it has acquired an additional one-third interest in the Tanger Outlets, located in Deer Park, New York. Tanger now owns two-thirds of the Deer Park property, and in addition to retaining its status as property manager, will control the management, leasing, marketing and other operations of the property. The owner of the remaining one-third interest in the property and Tanger have entered into a Put/Call Agreement through which Tanger may acquire the remaining ownership interest in the future.

“We are pleased to increase our ownership in the Deer Park property. This well-occupied property is currently a traffic leader in our portfolio and generates sales per square foot well above our consolidated portfolio average,” said Steven B. Tanger, President and Chief Executive Officer. “Over time, we expect to continue to upgrade the tenant mix at this high volume, successful property,” he added.

Tanger Outlets in Deer Park is a luxury outlet shopping destination minutes from New York City and located in the heart of Long Island. The center offers 96 outlet stores, 10 restaurants, and a 16 screen movie theater, making it a true value lifestyle destination for the 18 million people living within 60 miles of the center and millions of visitors to the area.

Prior to the acquisition, the partners in the Deer Park property successfully refinanced the existing mortgage and mezzanine loans with a $150.0 million mortgage loan. The new five year mortgage loan bears interest at a 150 basis points spread over LIBOR. Tanger funded the remaining amount necessary to repay the existing mortgage and mezzanine loans on the Deer Park property by borrowing $89.5 million under its unsecured lines of credit. In connection with the refinancing, all default interest associated with the prior loans was waived.

A wholly-owned subsidiary of Tanger then acquired an additional one-third interest in the Deer Park property for $13.4 million in cash and 450,576 Class A common limited partnership units of Tanger Properties Limited Partnership, which represent an equivalent number of SKT common shares. The total consideration of approximately $27.4 million was based on the property's current net operating income and a capitalization rate of approximately 5.6%.

Tanger and the remaining one-third owner of the Deer Park property have entered into a triple net lease to a different wholly-owned subsidiary of Tanger which will operate the property as lessee. The property owners will receive, in proportion to their respective ownership interests, fixed annual lease payments of approximately $2.5 million, plus an amount necessary to pay the interest expense on debt related to the property. Tanger will consolidate the Deer Park property for financial reporting purposes.

As currently financed, the company expects the return on its $116.9 million of invested capital to be approximately 12.6% and for the transaction to be accretive to FFO per share, excluding acquisition costs. Tanger is evaluating various options for extending the average term of its debt and reducing its variable rate exposure. The company intends to select a course of action and complete transactions to further strengthen its balance sheet before the end of 2013. Based upon current market condition, Tanger believes the Deer Park acquisition and any potential future refinancing activities should be approximately neutral to FFO per share, excluding acquisition and transaction costs.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 12.9 million square feet leased to over 2,700 stores operated by more than 470 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually.
This news release contains forward-looking statements within the meaning of federal securities laws. These statements may include, but are not limited to, the acquisition's projected impact on FFO per share and the company's leverage profile, the expected return on invested capital, the expectation of upgrading the tenant mix at the property, as well as management's beliefs, expectations, plans, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to:

•	Actual annual costs under the new mortgage loan will be higher than LIBOR plus the interest rate spread because of other fees and expenses associated with the loan.

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The risks associated with interest rate fluctuations, general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

CONTACT: Quentin Pell, 1-336-834-6827, qnpell@tangeroutlet.com